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                                                                    EXHIBIT 10.6

February 3, 1999


C. N. Keating, Jr.
Global Technology Consulting
2477 Jackson Street
San Francisco, CA  94115

Re:  Employment Agreement

Dear Nick:

800-U.S. Search ("U.S. Search" or the "Company") is pleased to offer you the position of President and Chief Executive Officer, effective February 1, 1999, on the following terms (the "Agreement"):

As President and Chief Executive Officer of U.S. Search, you will initially work full time in the Los Angeles area and perform the duties customarily associated with this position, including direct responsibility for the overall profit and loss of the Company, managing the Company's growth plans and such duties as may be assigned to you by the Company's Board of Directors (the "Board"). The Board may also, in its discretion, appoint you as the Vice Chairman of the Board to perform the duties of such position. Of course, the Company may change work location from time to time, as it deems necessary. You will be expected to work the hours required by the nature of your work assignments.

Your initial base salary will be two hundred fifty thousand ($250,000) per year, less standard deductions and withholdings, paid bi-weekly. You will be eligible for annual performance bonuses based on goals and objectives to be mutually agreed upon by you and the Board. The Company agrees that your incentive bonus plan for 1999 will be completed as soon as possible after your employment commences.

Upon approval by the Board, you will receive a stock option grant on your date of hire with respect to four hundred (400) shares of the Company's common stock (or such higher number that equals four percent (4%) of the fully diluted shares outstanding of the Company at February 1, 1999) at an exercise price equal to the price per share calculated on the basis of a $40,000,000 Company valuation, which the Board believes is the fair market value of a share of the Company's common stock on the date of the grant. One-third of these shares will vest on the date of grant; one-third of these shares will vest one year after the date of grant; and one-third of these shares will vest two years after the date of grant. The terms of your stock option grant are set out in the Stock Option Grant Notice, attached as Exhibit A.

In addition to your salary and incentive compensation, you will be eligible for Company benefits consistent with Company policy, including vacation, life insurance and medical and dental coverage. Details about these benefits will be available for your review. Your compensation and benefits will be subject to changes in the Company's compensation and benefit plans applicable to Company executives generally.

                                       1.
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Although your current work location will be our Los Angeles area office, the
Company may consider, at its sole discretion, a relocation of its principal office and your work location to the San Francisco Bay Area or other geographic region within California. As long as the Company is located in the Los Angeles area, however, you will be reimbursed while performing your employment obligations in the Los Angeles area for documented reasonable and actual: (i) living expenses to a maximum of twenty five hundred dollars ($2,500) per month, and (ii) approved travel expenses consistent with Company policy. The Company may, at its sole discretion, provide you with certain actual and reasonable relocation costs if it decides that the Company's principal place of business will remain in the Los Angeles area. In addition, the Company agrees to reimburse you for reasonable documented business expenses pursuant to Company policy.

You will be expected to abide by all of the Company's policies and procedures. As a condition of your employment, you agree to refrain from any use or disclosure of the Company's proprietary or confidential information or materials. As a further condition of your employment and due to the developmental nature of U.S. Search's business, you also agree to sign and comply with the Company's Proprietary Information and Inventions Agreement (attached as Exhibit B).

By accepting this offer, you represent and warrant that you are not a party to any agreement with any third party or prior employer that would conflict with or inhibit your performance of your duties with the Company. You may, however, continue to provide limited and incidental services to E-Net Corporation, LICenergy A/S and MCMS Inc. and continue to serve on the Boards of Directors of these three companies. You may also provide services to other third parties as approved by the Board, which approval will not be unreasonably withheld. You will be permitted to devote reasonable time to the supervision of your personal investments, civic and charitable affairs, provided that such activities do not interfere with the performance of your duties hereunder.

Your employment with the Company is for a specified term of one (1) year, after which the Company may, in its discretion, extend the term of this Agreement for up to an additional two (2) years. If the Company terminates your employment without Cause: (i) at any time during the first two (2) years of your employment, the Company will continue to pay you our base salary then in effect, as severance, for twelve (12) months, subject to standard payroll deductions and withholdings, payable on the Company's normal payroll dates; or (ii) at any time during your third year of employment, the Company will continue to pay you, as severance, your base salary then in effect for the remainder of that third year of employment (e.g., if your employment terminates after 30 months of service, you will receive six (6) months of your base salary as severance). In addition to severance, if the Company terminates your employment without Cause, any remaining unvested shares of your stock option grant will vest immediately, and you will receive a pro-rata share of any bonus due for the period prior to the termination date. You will not be entitled to any additional compensation or benefits beyond what is provided in this paragraph. In the event of your termination without Cause, these severance, bonus and stock vesting obligations will not be reduced in any way by any compensation or benefits received (or foregone) by you from sources other than the Company.

                                       2.
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You acknowledge that by virtue of your position with the Company you will develop considerable expertise in the business operations of the Company and will have access to extensive confidential information with respect to the Company. You also acknowledge that this is a personal services contract wherein your services are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that your services will have peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. You acknowledge that the Company would be irreparably damaged, and its substantial investment materially impaired, if you were to enter into an activity competing with the Company's business in violation of the terms of this Agreement or if you were to make unauthorized use or disclosure of any confidential information concerning the business of Company. Therefore, in order to protect the trade secrets and confidential and proprietary information of the Company, you agree that while the Company is paying you severance, you will not obtain employment with, perform work for, or engage in any professional activity on behalf of any company, person or entity that directly competes in any manner with the search business of the Company without first obtaining written authorization from the Company. You further agree to notify the Company, in writing, before you obtain employment with, perform work for, or engage in any professional activity on behalf of any company, person or entity in the search business. In the event that you engage in any such competitive activity in breach of this Agreement, the Company may stop its salary continuation payments to you and seek all equitable relief to prevent any such competitive activity. You agree that if you resign from your employment with the Company, all the provisions in this paragraph will apply if the Company decides, in its sole discretion, to provide you with all of the same consideration you would have received if your employment had been terminated without Cause. If you resign and the Company does not exercise the option described in the preceding sentence, all compensation and benefits will cease immediately, and you will receive no severance benefits or any other compensation or benefits. You expressly acknowledge that you are voluntarily entering into this Agreement, that the provisions in this paragraph are a material inducement to the Company in entering this Agreement, and that the terms and conditions of this Agreement are fair and reasonable to you in all respects.

If, at any time, your employment is terminated for Cause, all compensation and benefits will cease immediately, and you will receive no severance benefits, bonus, additional stock option vesting or any other compensation or benefits. For purposes of this Agreement, "Cause" means: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) material breach of the Company's policies; (iv) intentional damage to the Company's property; (v) material breach of this Agreement; (vi) intentional and material breach of the Proprietary Information and Inventions Agreement or other disclosure of nonpublic Company information; or (vii) participation in any conduct, either directly or indirectly, that competes with the business of the Company.

If you become disabled during your employment with the Company, the Company may, in its discretion, terminate your employment. You will, however, continue to receive your base salary then in effect for six (6) months, less standard deductions and withholdings, payable on the Company's normal payroll dates. For the purposes of this Agreement, "disabled" means that, because of an illness or injury that substantially limits one or more major life activity, you are unable to perform one or more essential functions of your job, with or without reasonable accommodation, for twelve (12) or more consecutive weeks.

                                       3.
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In the event of a Change of Control of the Company, any remaining unvested shares of your stock option grant will vest immediately upon the effective date of the Change of Control. For the purposes of this Agreement, "Change of Control" means: (i) a sale of substantially all of the assets of the Company,
(ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

To ensure rapid and economical resolution of any disputes that may arise under this Agreement or that relate in any way to your employment, you and the Company agree that any and all disputes or controversies of any nature whatsoever, relating to your employment or regarding the interpretation, performance, enforcement or breach of this Agreement will be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum), to the fullest extent permitted by law, by Judicial Arbitration and Mediation Services/Endispute ("JAMS") under the then-existing JAMS rules. Nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. In the event that the prevailing party in arbitration seeks enforcement of the arbitration award in a court of law, the prevailing party in that court action will be entitled to be reimbursed for its costs and attorneys fees.

The Company will indemnify and hold you harmless from and against any and all costs, liability and necessary expenses from any claim by any person with respect to, or in any way related to, your employment with the Company as contemplated by this Agreement (including reasonable attorneys fees) resulting from any act or omission by you within the authorized course and scope of your employment with the Company, to the maximum extent permitted by law. Notwithstanding this Agreement or any termination of your employment by the Company pursuant to this Agreement or otherwise, you will be entitled to coverage under the directors' and officers' liability coverage maintained by the Company, as in effect or as may be subsequently replaced or modified, to the same extent as other officers and directors of the Company.

This letter Agreement and Exhibits A and B constitute the complete, final and exclusive embodiment of the entire agreement between you and U.S. Search with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions that could cause the applications of the laws of any jurisdiction other than the State of California.

As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

                                       4.
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I trust that the points outlined above fully clarify the terms of U.S. Search's employment offer. If you choose to accept our offer under the terms described above, please sign below and return this letter to me. I am excited by the prospect of your joining the U.S. Search team. We look forward to a productive and enjoyable work relationship helping U.S. Search grow.

                              Very truly yours,

                              800-U.S. Search



                              By: /s/ Peter Locke
                                 ---------------------------------
                                    Peter Locke
                                    Member, Board of Directors

Exhibit A - Stock Option Grant Notice (with attachments)
Exhibit B - Proprietary Information and Inventions Agreement

Acknowledged and Accepted:


/s/ C. N. Keating, Jr.
-------------------------------
C. N. Keating, Jr.

Date: 2/4/99
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                                       5.
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                                   EXHIBIT A

                           STOCK OPTION GRANT NOTICE

                                       6.
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                                   EXHIBIT B

               PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                                       7.